Contact:
Anita Ho
Acting Chief Financial Officer
Alliance Fiber Optic Products, Inc.
Phone: 408-736-6900 x168

AFOP REPORTS 3rd QUARTER 2009 RESULTS

AND THE COMPLETION OF CHINA FACTORY EXPANSION

Sunnyvale, CA - October 21, 2009 - Alliance Fiber Optic Products, Inc. (NASDAQ CM: AFOP), an innovative supplier of fiber optic components, subsystems and integrated modules for the optical network equipment market, today reported its financial results for the third quarter ended September 30, 2009.

Revenues for the third quarter of 2009 totaled $6,951,000, a 10 % decrease from revenues of $7,723,000 recorded in the second quarter of 2009. The Company recorded net income for the third quarter of 2009 of $271,000. This compares to net income for the second quarter of 2009 of $432,000.

Included in expenses for the quarter ended September 30, 2009 was $29,000 of stock-based compensation charges under FAS 123(R). Included in expenses for the quarter ended September 30, 2008 and the quarter ended June 30, 2009 were $34,000 and $22,000 of stock-based compensation charges under SFAS 123(R), respectively.

Peter Chang, President and Chief Executive Officer, commented, "Customer demand was lower than expected during the last quarter, even though we did see many activities on new projects. However, despite the lower revenue than projected, we are pleased that AFOP was able to adapt to changing demands and maintained profitability in the quarter. During the quarter, we strengthened our balance sheet. Compared with the previous quarter, our inventory level was reduced, and our cash and investments, including our ARS rights, increased by $1,091,000 to $41,854,000."

"We believe the worst of the industry downturn is behind us. We are looking forward to increases in our business in the coming years. To be prepared and to take advantage of opportunities in the downturn, we have recently completed a factory expansion in China, which we believe will facilitate future growth. "

"Regarding the fourth quarter of 2009, we expect that demand will begin to recover and revenues will resume growing. With gross margin in a similar range as in the third quarter, the Company expects to deliver another consecutive profitable quarter and a profitable fiscal year 2009." concluded Mr. Chang.

Conference Call
Management will host a conference call at 1:30 p.m. Pacific Time on October 21, 2009 to discuss AFOP's third quarter 2009 financial results. To participate in AFOP's conference call, please call 877-407-9210 at least ten minutes prior to the call in order for the operator to connect you. The confirmation number for the call is 335122.AFOP will also provide a live webcast of its third quarter 2009 conference call at AFOP's website: www.afop.com . An audio replay will be available until November 4, 2009. The dial in for the replay is 877-660-6853. The replay pass-codes (account # 286; conference ID#:  335122) are both required for the replay.

About AFOP
Founded in 1995, Alliance Fiber Optic Products, Inc. designs, manufactures and markets a broad range of high performance fiber optic components and integrated modules. AFOP's products are used by leading and emerging communications equipment manufacturers to deliver optical networking systems to the long-haul, enterprise, metropolitan and last mile access segments of the communications network. AFOP offers a broad product line of passive optical components including interconnect systems, couplers and splitters, thin film DWDM components and modules, fixed and variable optical attenuators, and depolarizers. AFOP is headquartered in Sunnyvale, California, with manufacturing and product development capabilities in the United States, Taiwan and China. AFOP's website is located at http://www.afop.com .

Except for the historical information contained herein, the matters set forth in this press release, including statements as to future market demand, and our expectations regarding fourth quarter 2009 and year end results, including our expectations regarding our fourth quarter 2009 revenue, gross margin and profitability, year-end profitability and the basis for our expectations, our beliefs regarding the industry downturn, our future business prospects and future customer demand, and our belief that our factory expansion will facilitate our future growth are forward looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including, but not limited to, general economic conditions and trends, the impact of competitive products and pricing, timely introduction of new technologies, timely design acceptance by our customers, the acceptance of new products and technologies by our customers, order trends and customer demand, the timing of customer orders, loss of key customers, ability to ramp new products into volume production, industry-wide shifts in supply and demand for optical components and modules, industry overcapacity, failure of cost control initiatives, financial stability in foreign markets, and other risks detailed from time to time in our SEC reports, including AFOP's quarterly report on Form 10-Q for the quarter ended June 30, 2009. These forward-looking statements speak only as of the date hereof. AFOP disclaims any intention or obligation to update or revise any forward-looking statements.

ALLIANCE FIBER OPTIC PRODUCTS, INC.
Condensed Consolidated Balance Sheets
(in thousands)
	Sept. 30,	Dec. 31,
	2009	2008
ASSETS	(Unaudited)
Current assets:
Cash and short-term investments	$ 40,087	$ 23,954
Other current asset - ARS Right	1,767	-
Accounts receivable	4,311	4,708
Inventories	4,694	5,614
Other current assets	439	379
Total current assets	51,298	34,655

Long-term investments	-	13,718
Other asset - ARS Right	-	2,582
Property and equipment, net	4,410	4,653
Other assets	234	190
Total assets	$ 55,942	$ 55,798

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 3,063	$ 3,572
Accrued expenses	2,915	3,374
Total current liabilities	5,978	6,946

Long-term liabilities	818	891
Total liabilities	6,796	7,837

Stockholders' equity	49,146	47,961

Total liabilities and stockholders' equity	$ 55,942	$ 55,798

ALLIANCE FIBER OPTIC PRODUCTS, INC.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended			Nine Months Ended
	Sep. 30	Jun. 30,	Sep. 30	Sep. 30	Sep. 30
	2009	2009	2008	2009	2008

Revenues	$ 6,951	$ 7,723	$ 10,829	$ 22,317	$ 30,553

Cost of revenues	4,686	5,322	7,403	15,353	20,927
Gross profit	2,265	2,401	3,426	6,964	9,626

Operating expenses:
Research and development	721	762	884	2,212	2,677
Sales and marketing	530	577	608	1,741	1,921
General and administrative	899	770	888	2,514	2,675
Total operating expenses	2,150	2,109	2,380	6,467	7,273
Income from operations	115	292	1,046	497	2,353
Interest and other income, net	176	172	319	570	996
Net income before tax	$ 291	$ 464	$ 1,365	$ 1,067	$ 3,349
Income tax	20	32	20	62	103
Net income	$ 271	$ 432	$ 1,345	$ 1,005	$ 3,246

Net income per share:
Basic	$ 0.01	$ 0.01	$ 0.03	$ 0.02	$ 0.08
Diluted	$ 0.01	$ 0.01	$ 0.03	$ 0.02	$ 0.08

Weighted average shares outstanding:
Basic	42,035	41,979	41,641	41,962	41,536
Diluted	42,607	42,115	42,542	42,078	42,621

Included in costs and expenses above:
Stock based compensation charges
Cost of revenue	$ 12	$ 11	$ 17	$ 37	$ 59
Research and development	6	5	7	17	26
Sales and marketing	1	2	5	7	18
General and administrative	10	4	5	18	28
Total	$ 29	$ 22	$ 34	$ 79	$ 131